                                                                  Exhibit T3A-15


                          CERTIFICATE OF INCORPORATION

                                       OF

                              PAGENET SMR SUB, INC.


     FIRST. The name of the Corporation is: PageNet SMR Sub, Inc.

     SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

     FIFTH. The name and mailing address of the sole incorporator are as follows:

         NAME                                    MAILING ADDRESS
         ----                                    ---------------

         Gerald J. Cimmino                       1800 West Park Drive, Suite 250
                                                 Westborough, MA 01581

     SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

     1.   Election of directors need not be by written ballot.

     2. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

     SEVENTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any


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


effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     EIGHTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

     As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee.

     In the event that the Corporation does not assume the defense of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, the Corporation shall pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; PROVIDED, HOWEVER, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, which undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment; and FURTHER PROVIDED that no such advancement of expenses shall be made if it is determined that (i) the Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, the Indemnitee had reasonable cause to believe his conduct was unlawful.

     The Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. In addition, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance,

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


such Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

     All determinations hereunder as to the entitlement of an Indemnitee to indemnification or advancement of expenses shall be made in each instance by (a) a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), whether or not a quorum, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question,
(c) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation), or (d) a court of competent jurisdiction.

     The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.


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


     EXECUTED at Westborough, Massachusetts, on November 2, 2000.


                                        /s/ Gerald J. Cimmino
                                        ----------------------------------------
                                        Gerald J. Cimmino
                                        Sole Incorporator


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


                              CERTIFICATE OF MERGER

                                       OF

                           ST. LOUIS ACQUISITION CORP.
                            (A DELAWARE CORPORATION)

                                      INTO

                              PAGING NETWORK, INC.
                            (A DELAWARE CORPORATION)


     Paging Network, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

                NAME                                          STATE OF INCORPORATION
                ----                                          ----------------------

                Paging Network, Inc.                                   Delaware
                St. Louis Acquisition Corp.                            Delaware

     SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by St. Louis Acquisition Corp. in accordance with the requirements of Subsection (c) of
Section 251 of the General Corporation Law of the State of Delaware and by Paging Network, Inc. in accordance with Section 303 of the General Corporation Law of the State of Delaware.

     THIRD: That, pursuant to Section 303(c) of the General Corporation Law of the State of Delaware, provision for the making of this Certificate of Merger is contained in an order, dated October 26, 2000, of a court having jurisdiction of a proceeding under Chapter 11 of Title 11 of the United States Code for the reorganization of Paging Network, Inc.

     FOURTH: That the name of the surviving corporation of the merger is Paging Network, Inc.

     FIFTH: That the Certificate of Incorporation of Paging Network, Inc. shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as amended, shall be the Restated Certificate of Incorporation of the surviving corporation.

     SIXTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 14911 Quorum Drive, Dallas, Texas 75240.

     SEVENTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation upon request and without cost to any stockholder of any constituent corporation.

     EIGHTH: That this Certificate of Merger shall be effective at 1:30 p.m. Eastern Standard Time on November 10, 2000.


                  [Remainder of Page Intentionally Left Blank]


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


     IN WITNESS WHEREOF, Paging Network, Inc. has caused this Certificate to be executed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this 9th day of November, 2000.

                                        PAGING NETWORK, INC.
                                        (a Delaware corporation)


                                        By: /s/ John P. Frazee, Jr.
                                            ------------------------------------
                                            John P. Frazee, Jr.
                                            Chairman of the Board and
                                            Chief Executive Officer

Dated: November 9, 2000

ATTEST:


/s/ Julian B. Castelli
-------------------------------
Julian B. Castelli
Secretary


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